Exhibit 15.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmui r Street	Internet	www.kpmg.ca
Vancouver BC V 7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norsemont Mining Inc.

We consent to the use of our report dated January 26, 2007, except as to note 11(d) which is as of February 23, 2007, with respect to the consolidated balance sheets of Norsemont Mining Inc. as of June 30, 2006 and 2005, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended June 30, 2006, included herein by reference and to the reference to our firm under the heading “Experts” in the Form 20-F Registration Statement.

As discussed in note 3 to the consolidated financial statements, the Company changed its method of accounting for mineral property exploration costs and restated its financial statements as of June 30, 2006 and 2005 and for the years then ended for stock-based compensation.

Chartered Accountants

Vancouver, Canada
April 11, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.